Exhibit 99.1

US $

Resolute Reports Preliminary Fourth Quarter and 2019 Results

•	Q4 GAAP net loss of $71 million / $47 million for 2019
•	Adjusted EBITDA of $4 million in the quarter / $213 million for full year
•	Acquisition of three U.S. South sawmills expected to close soon
•	Repurchased 3 million shares in Q4 / 5 million in 2019
•	Year-end liquidity at $583 million

MONTRÉAL, CANADA, January 30, 2020 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended December 31, 2019, of $71 million, or $0.79 per share, compared to net income of $36 million, or $0.38 per diluted share, in the same period in 2018. Sales were $668 million in the quarter, a decrease of $264 million from the year-ago period. The fourth quarter of 2018 included sales from the Catawba (South Carolina) and Fairmont (West Virginia) facilities, which were sold in that period. Excluding special items, the company reported a net loss of $53 million, or $0.59 per share, compared to net income of $4 million, or $0.04 per diluted share, in the fourth quarter of 2018.

For the year, the company reported a GAAP net loss of $47 million, or $0.51 per share, compared to net income of $235 million, or $2.52 per diluted share, in 2018. Sales were $2.9 billion, down by 22% from the previous year, or 11% after removing sales from disposed assets. Excluding special items, the company reported a net loss of $46 million, or $0.50 per share, compared to net income of $183 million, or $1.96 per diluted share, in 2018.

“Our fourth quarter results reflect bottom-of-the-cycle conditions in market pulp, ongoing pricing pressures in paper grades and the slow pricing recovery in lumber,” said Yves Laflamme, president and chief executive officer. “The pending acquisition of three sawmills in the U.S. South is an important step in our transformation strategy; it will give us immediate scale in an attractive region, with quality assets in a rich fiber basket, close to growing end-markets. Our financial position will remain strong after this acquisition, and will support us as we continue to progress with our transformation strategy. We’re pleased with the quarterly improvement in tissue EBITDA and the progress around sales growth and productivity gains. We’re also excited about our recently-announced project to modernize the paper machine at Kénogami to produce high-grade SCA+ supercalendered paper and our plans to grow in biomaterials with the construction of a cellulose filament plant at that mill, in both cases taking advantage of synergies within our network of operations in the Saguenay-Lac-Saint-Jean region. While the paper project is focused on nearer-term competitiveness, the cellulose filament project highlights the added value we can bring to fiber through our role in its transformation as we look to build the forest products industry of the future.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported an operating loss of $69 million in the quarter, compared to $18 million in the third quarter. Most of the change was attributable to costs associated with the indefinite idling of the Augusta (Georgia) mill ($31 million) and lower selling prices ($17 million). Net of the costs associated with the Augusta idling, manufacturing costs were lower in the quarter ($8 million), due largely to favorable timing of outages, despite production disruptions at the Calhoun (Tennessee) mill. Volumes were lower ($4 million), with most of the impact in wood products (9%).

For all of 2019, the company generated operating income of $17 million, compared to $379 million in 2018. The largest difference was selling prices ($240 million), particularly for wood products and pulp, followed by: higher manufacturing costs ($128 million, net of the costs associated with the Augusta idling) due mostly to higher fiber costs and additional maintenance; an unfavorable variance ($47 million) related to gains on divestitures, impairments, write-downs and closure costs, including Augusta; lost contribution from the divested assets ($46 million); and a decrease in overall shipments ($27 million), with drops in the wood products and paper segments. The unfavorable items were partially offset by: lower depreciation and amortization ($45 million); the favorable impact of the weaker Canadian dollar ($43 million); lower selling, general and administrative (or, “SG&A”) expenses ($29 million) due to lower variable compensation; and favorable freight costs ($11 million).

Market Pulp

The market pulp segment recorded an operating loss of $18 million in the fourth quarter, compared to $12 million in the third quarter. The wider loss reflects a 4% reduction in average transaction price, to $601 per metric ton, only partially offset by lower maintenance costs due to the timing of maintenance outages. But the operating cost per unit (or, the “delivered cost”) was unchanged, at $663 per metric ton, because of a 27,000 metric ton decrease in shipments due to the scheduled annual outage at the Saint-Félicien (Quebec) mill and production disruptions at the Calhoun mill. Accordingly, EBITDA in the segment fell to negative $12 million in the quarter. Finished goods inventory fell to 68,000 metric tons, its lowest level since 2012.

In 2019, the market pulp segment reported operating income of $39 million, compared to $172 million in 2018. The change reflects mostly the significant drop in pricing during 2019, down on average by $72 per metric ton, to $690, as shipments rose by 40,000 metric tons after adjusting for the divestitures of Catawba and Fairmont in 2018. The delivered cost rose by $15 per metric ton as a result of higher manufacturing costs, which were affected by higher fiber costs and unfavorable maintenance. The annual operating income variance was favorably affected by the weaker Canadian dollar, favorable SG&A expenses and a lower depreciation expense. EBITDA in the segment was $62 million.

Tissue

The tissue segment incurred an operating loss of $1 million in the quarter, an improvement of $2 million compared to the third quarter. Most of the improvement that led to EBITDA of $4 million in the segment largely reflects lower internal pulp costs. Accordingly, the delivered cost dropped by $116 per short ton, or 6%.

For the year, the tissue segment incurred an operating loss of $16 million, compared to $30 million in 2018. The average transaction price increased by $160 per short ton as a result of better products and customer mix, and price increases. Shipments were also 15% higher, reflecting a full year of Calhoun shipments. The delivered cost also improved by $43 per short ton, on better productivity and lower freight costs due to the new distribution center in Calhoun. EBITDA for the segment was $2 million for the complete year, a $17 million improvement over 2018.

Wood Products

The wood products segment reported an operating loss of $5 million in the quarter, only slightly wider than the operating loss of $4 million in the third quarter. Quarter-over-quarter pricing improved by $22 per thousand board feet, or 6%, but the effect was more than offset by the 39 million board feet reduction in shipments due to seasonality and lingering uncertainty around the strength of the recovery, and higher manufacturing costs associated with road-building and log transportation, as well as higher stumpage fees. This caused an increase in the delivered cost of $26 per thousand board feet, to $377. Consistent with last quarter, the company recorded over 70 million board feet of downtime in the quarter, for 240 million in 2019. EBITDA in the segment was unchanged in the quarter, at $4 million.

For 2019, the wood products segment recorded an operating loss of $6 million, compared to operating income of $169 million in 2018. The change reflects a $90 per thousand board feet drop in average transaction price, or 20%, and a reduction of 115 million board feet in shipments, in each case reflecting a sharp drop in market prices in the second half of 2018 and a slow recovery through 2019. The delivered cost rose only slightly year-over-year, reflecting mostly higher fiber costs largely offset by the favorable effects of the weaker Canadian dollar. EBITDA in the segment reached $28 million, compared to $201 million in 2018.

Newsprint

Newsprint’s operating income decreased by $4 million in the quarter, to breakeven. The average transaction price fell by $30 per metric ton from the third quarter, mostly reflecting difficult conditions in offshore markets, which represent approximately 35% of newsprint shipments, and to a lesser extent the downward pressure within North America. The delivered cost improved by $15 per metric ton, reflecting mostly the cost benefits of idling Augusta, which only operated for two weeks in the quarter. Shipments and finished goods inventory were both unchanged in the quarter. EBITDA declined by $4 million, to $7 million in the quarter.

For 2019, newsprint’s operating income was $49 million, a $25 million reduction from 2018. Year-over-year, the average transaction price slipped by $14 per metric ton to $588, with most of the weakness for the year coming in export markets. The delivered cost was essentially unchanged as the impact of higher chip prices was offset by the favorable effect of the weaker Canadian dollar and a lower depreciation expense in the segment. Shipments were down by 192,000 metric tons in the year, or 13%, as a result of lower global demand. EBITDA was $78 million in 2019, down from $140 million in 2018.

In November, the company announced the indefinite idling of the Augusta mill, with capacity of 214,000 metric tons, as a result of the decline in North American newsprint consumption. The company took about 160,000 metric tons of temporary downtime in 2019; the decision allows it to focus production on fewer, more competitive mills and to eliminate fixed costs associated with surplus capacity.

Specialty Papers

The specialty papers segment incurred an operating loss of $1 million in the quarter, down by $5 million from the third quarter. The reduction is almost entirely due to lower pricing, which decreased by $30 per short ton on softer market conditions, even as shipments rose seasonally by 12,000 short tons. The delivered cost increased by less than 1%, and finished goods inventory fell by 18%, to 40,000 shorts tons, a record low. The segment generated EBITDA of $10 million, down from $15 million in the previous quarter.

For 2019, operating income in the segment was down by $7 million, to $33 million. Year-over-year average transaction price rose by $21 per short ton, to $739 per short ton. Shipments fell by 356,000 short tons, including nearly 300,000 short tons from the sale of Catawba. The delivered cost rose by $14 per short ton year-over-year due mainly to higher maintenance and higher fiber costs. EBITDA was $76 million in 2019, down from $87 million in 2018.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company’s operating results were $144 million lower than the fourth quarter of 2018. The change reflects: the unfavorable effects of lower selling prices ($98 million), mainly in the pulp and paper segments; an unfavorable variance ($51 million) related to gains on divestitures, impairments, write-downs and closure costs, including Augusta; and the lost contribution from the divestiture of Catawba and Fairmont ($24 million). These were partially offset by favorable SG&A expenses and depreciation and amortization ($15 million), due mostly to lower variable compensation expenses, lower manufacturing costs ($9 million), due in part to the idling of Augusta, net of inventory write-downs, and lower freight expenses ($5 million).

Corporate and Finance

On December 24, the company announced an agreement to acquire from Conifex Timber Inc. three sawmills in the U.S. South for $163 million plus working capital delivered at closing, which is currently estimated at $13 million. The three sawmills, with combined production capacity of 550 million board feet, are located in Cross City (Florida), and Glenwood and El Dorado (Arkansas). The company expects the transaction to close in the coming days. It intends to finance the acquisition with existing credit facilities.

The company used $35 million of cash in operating activities in the fourth quarter, including a payment of $14 million following a court decision, which the company is appealing, relating to the 2012 acquisition of Fibrek Inc. Only $2 million of the closure costs associated with the indefinite idling of Augusta were cash items in the quarter; the company expects a further outflow of up to $5 million cash in the first quarter of this year.

The company repurchased 3 million shares of common stock in the quarter, for $12 million (5 million shares for $24 million for all of 2019). With capital expenditures of $31 million in the quarter ($113 million for the year) and softwood lumber duty deposits of $13 million ($59 million for the year, and $162 million total to date on the balance sheet), the company completed the year with $3 million of cash.

In October, the company entered into an amended and restated senior secured credit facility for up to $360 million, replacing the existing $185 million facility entered into in September 2016. The amended credit agreement includes a term loan facility of up to $180 million, with a delayed draw period of up to three years and maturities of six to ten years at the company’s option, as well as a six-year revolver of up to $180 million. In connection with the refinancing, the company repaid a term loan from the previous facility with proceeds from the new facility. It drew $25 million from its revolving credit facilities in the quarter to support working capital needs.

Due to an 80 basis points decrease in applicable discount rates, the net pension and other postretirement benefit liability on the year-end balance sheet increased by over $200 million from last year, to $1.5 billion.

Outlook

“Our average transaction price in market pulp is down by over $200 per metric ton from its peak about one year ago, but we believe the cycle reached bottom in the fourth quarter. Indeed, we see stronger operating rates, especially in softwood pulp, as indicators of long-term demand growth for quality market pulp, which is consistent with the recently-reported steps the industry has taken toward pricing recovery. With our existing tissue footprint, we expect progressive earnings growth for 2020 in the business as we continue to build on recent improvements around sales growth and productivity gains. We’re excited with the prospects around the pending acquisition of three U.S. sawmills, as our timing allowed us to achieve an attractive price. The upside will come with the turnaround plan for the assets and continued momentum in market conditions from their recent soft levels. We will continue to maximize the earnings power and cash generation of our paper segments, although we have modest expectations when it comes to this year’s earnings as there are limited catalysts to support a material improvement in the near term,” added Mr. Laflamme.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until February 14, 2020, by dialing (800) 585-8367, conference number 8688036.

Description of Special Items

Special items	2019		2018
(in millions)	Fourth quarter	Full Year	Fourth quarter	Full Year
Closure costs, impairment and other related charges	$18	$18	$120	$121
Inventory write-downs related to closures	13	13	—	(1)
Start-up costs	—	—	—	8
Net gain on disposition of assets	(1)	(2)	(141)	(145)
Non-operating pension and other postretirement benefit credits	(11)	(47)	(12)	(50)
Other expense (income), net	—	22	(1)	(5)
Income tax effect of special items	(1)	(3)	2	20

Total	$18	$1	$(32)	$(52)

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; expectations on the closing of the pending acquisition and related benefits; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “project,” “progress,” “build,” “plan,” “grow” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into tissue production and sales, or divestitures or other strategic transactions or projects; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations, or the delivery of our products; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of substantially all of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2018.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Remi G. Lalonde Senior Vice President and Chief Financial Officer 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months		Years
	ended December 31,		ended December 31,
	2019	2018	2019	2018
Sales	$668	$932	$2,923	$3,756
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	550	668	2,198	2,549
Depreciation and amortization	43	51	167	212
Distribution costs	94	119	389	475
Selling, general and administrative expenses	33	40	136	165
Closure costs, impairment and other related charges (1)	18	120	18	121
Net gain on disposition of assets	(1)	(141)	(2)	(145)

Operating (loss) income	(69)	75	17	379
Interest expense	(7)	(11)	(31)	(47)
Non-operating pension and other postretirement benefit credits	11	12	47	50
Other income (expense), net	—	1	(22)	5

(Loss) income before income taxes	(65)	77	11	387
Income tax provision	(6)	(41)	(58)	(152)

Net (loss) income including noncontrolling interests	(71)	36	(47)	235
Net income attributable to noncontrolling interests	—	—	—	—

Net (loss) income attributable to Resolute Forest Products Inc.	$(71)	$36	$(47)	$235

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.79)	$0.39	$(0.51)	$2.57
Diluted	$(0.79)	$0.38	$(0.51)	$2.52

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	89.8	91.6	91.4	91.3
Diluted	89.8	94.4	91.4	93.3

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3	$304
Accounts receivable, net:
Trade	273	347
Other	76	102
Inventories, net	522	508
Other current assets	33	43

Total current assets	907	1,304

Fixed assets, net	1,459	1,515
Amortizable intangible assets, net	48	50
Deferred income tax assets	915	876
Operating lease right-of-use assets	61	—
Other assets	236	190

Total assets	$3,626	$3,935

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$342	$427
Current portion of long-term debt	1	223
Current portion of operating lease liabilities	8	—

Total current liabilities	351	650

Long-term debt, net of current portion (2)	448	422
Pension and other postretirement benefit obligations	1,460	1,257
Operating lease liabilities, net of current portion	57	—
Other liabilities	75	71

Total liabilities	2,391	2,400

Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,802	3,802
Deficit	(1,245)	(1,198)
Accumulated other comprehensive loss	(1,179)	(950)
Treasury stock at cost (3)	(144)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,234	1,534

Noncontrolling interests	1	1

Total equity	1,235	1,535

Total liabilities and equity	$3,626	$3,935

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Years
	ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(47)	$235
Adjustments to reconcile net (loss) income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	4	12
Depreciation and amortization	167	212
Closure costs, impairment and other related charges	8	120
Inventory write-downs related to closures	13	(1)
Deferred income taxes	58	164
Net pension contributions and other postretirement benefit payments	(125)	(144)
Net gain on disposition of assets	(2)	(145)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(42)	75
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	43	(63)
Net planned major maintenance amortization (payments)	13	(20)
Changes in working capital:
Accounts receivable	88	(19)
Inventories	(27)	(46)
Other current assets	—	1
Accounts payable and accrued liabilities	(82)	38
Other, net	16	16

Net cash provided by operating activities	85	435

Cash flows from investing activities:
Cash invested in fixed assets	(113)	(155)
Disposition of assets	3	336
Decrease in countervailing duty cash deposits on supercalendered paper, net	1	48
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(59)	(77)
Decrease (increase) in countervailing duty cash deposits on uncoated groundwood paper	6	(6)

Net cash (used in) provided by investing activities	(162)	146

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facilities	71	(144)
Payment of special dividend	—	(136)
Payments of debt	(271)	—
Purchases of treasury stock (3)	(24)	—
Payments of financing and credit facility fees	(4)	(1)

Net cash used in financing activities	(228)	(281)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	2	(4)

Net (decrease) increase in cash and cash equivalents, and restricted cash	(303)	296
Cash and cash equivalents, and restricted cash:
Beginning of period	345	49

End of period	$42	$345

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$3	$304
Restricted cash (included in “Other current assets” and “Other assets”)	$39	$41

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended December 31, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating loss	Net loss	EPS
GAAP, as reported	$(69)	$(71)	$(0.79)

Adjustments for special items:
Closure costs, impairment and other related charges	18	18	0.20
Inventory write-downs related to closures	13	13	0.14
Net gain on disposition of assets	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit credits	—	(11)	(0.12)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$(39)	$(53)	$(0.59)

Three months ended December 31, 2018 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income	Net income	EPS
GAAP, as reported	$75	$36	$0.38

Adjustments for special items:
Closure costs, impairment and other related charges	120	120	1.27
Net gain on disposition of assets	(141)	(141)	(1.49)
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	2	0.02

Adjusted for special items	$54	$4	$0.04

Year ended December 31, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income	Net loss	EPS
GAAP, as reported	$17	$(47)	$(0.51)

Adjustments for special items:
Closure costs, impairment and other related charges	18	18	0.19
Inventory write-downs related to closures	13	13	0.14
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and other postretirement benefit credits	—	(47)	(0.51)
Other expense, net	—	22	0.24
Income tax effect of special items	—	(3)	(0.03)

Adjusted for special items	$46	$(46)	$(0.50)

Year ended December 31, 2018 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income	Net income	EPS
GAAP, as reported	$379	$235	$2.52

Adjustments for special items:
Closure costs, impairment and other related charges	121	121	1.30
Inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Net gain on disposition of assets	(145)	(145)	(1.55)
Non-operating pension and other postretirement benefit credits	—	(50)	(0.54)
Other income, net	—	(5)	(0.06)
Income tax effect of special items	—	20	0.21

Adjusted for special items	$362	$183	$1.96

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended December 31, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net loss including noncontrolling interests	$(18)	$(1)	$(5)	$—	$(1)	$(46)	$(71)
Interest expense						7	7
Income tax provision						6	6
Depreciation and amortization	6	5	9	7	11	5	43

EBITDA	$(12)	$4	$4	$7	$10	$(28)	$(15)
Closure costs, impairment and other related charges						18	18
Inventory write-downs related to closures						13	13
Net gain on disposition of assets						(1)	(1)
Non-operating pension and other postretirement benefit credits						(11)	(11)

Adjusted EBITDA	$(12)	$4	$4	$7	$10	$(9)	$4

Three months ended December 31, 2018 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$41	$(9)	$(8)	$28	$17	$(33)	$36
Interest expense						11	11
Income tax provision						41	41
Depreciation and amortization	5	4	9	17	11	5	51

EBITDA	$46	$(5)	$1	$45	$28	$24	$139
Closure costs, impairment and other related charges						120	120
Net gain on disposition of assets						(141)	(141)
Non-operating pension and other postretirement benefit credits						(12)	(12)
Other income, net						(1)	(1)

Adjusted EBITDA	$46	$(5)	$1	$45	$28	$(10)	$105

Year ended December 31, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$39	$(16)	$(6)	$49	$33	$(146)	$(47)
Interest expense						31	31
Income tax provision						58	58
Depreciation and amortization	23	18	34	29	43	20	167

EBITDA	$62	$2	$28	$78	$76	$(37)	$209
Closure costs, impairment and other related charges						18	18
Inventory write-downs related to closures						13	13
Net gain on disposition of assets						(2)	(2)
Non-operating pension and other postretirement benefit credits						(47)	(47)
Other expense, net						22	22

Adjusted EBITDA	$62	$2	$28	$78	$76	$(33)	$213

Year ended December 31, 2018 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$172	$(30)	$169	$74	$40	$(190)	$235
Interest expense						47	47
Income tax provision						152	152
Depreciation and amortization	27	15	32	66	47	25	212

EBITDA	$199	$(15)	$201	$140	$87	$34	$646
Closure costs, impairment and other related charges						121	121
Inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Net gain on disposition of assets						(145)	(145)
Non-operating pension and other postretirement benefit credits						(50)	(50)
Other income, net						(5)	(5)

Adjusted EBITDA	$199	$(15)	$201	$140	$87	$(38)	$574

See Notes to the Reconciliations of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and twelve months ended December 31, 2019 and 2018 were comprised of the following:

(Unaudited, in millions of U.S. dollars)	Impairment of Assets	Impairment of Goodwill	Accelerated Depreciation	Severance and Other Costs	Total
Indefinite idling
Paper mill at Augusta (Georgia)
Fourth quarter 2019	$—	$—	$8	$10	$18
Year 2019	$—	$—	$8	$10	$18

Fourth quarter 2018	$39	$81	$—	$—	$120
Year 2018	$39	$81	$—	$1	$121

2.

On October 28, 2019, we entered into an amended and restated senior secured credit agreement for up to $360 million, replacing our existing $185 million senior secured credit facility. The amended and restated credit agreement includes a term loan facility of up to $180 million and a six-year revolving credit facility of up to $180 million. The term loan facility is available with a delayed draw period of up to three years, and the choice of maturities of six to ten years from the date of drawing. At closing, we repaid our $46 million term loan by borrowing under our new six-year revolving credit facility.

3.

During the three and twelve months ended December 31, 2019, we repurchased 3.0 million and 4.8 million shares, respectively, at a cost of $12 million and $24 million, respectively. We completed our $150 million share repurchase program, which was launched in 2012. We did not repurchase any shares during the three and twelve months ended December 31, 2018.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, and gains and losses on disposition of assets that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.	The operating results of our Calhoun (Tennessee) tissue operations, previously recorded under corporate and other, have been recorded in our tissue segment since April 1, 2018.